 Pricing Supplement                               Pricing Supplement Number 10 Dated Monday, May 07, 2001

CUSIP Number	Resale Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date*	1st Coupon Date**	Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XBB8	100%	2.000%	$23,564,100.00	6.800%	Monthly	5/15/2016	6/15/2001	$6.61	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: *Callable at 100.000% on 5/15/2004 and every coupon date thereafter.

*The Internotes(sm) will be subject to redemption at the option of Bank of America Corporation, in whole, on the Interest Payment Date occurring 5/15/2004 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the InterNotes(sm), plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Resale Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date*	1st Coupon Date**	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XBC6	100%	2.500%	$16,217,175.00	7.000%	Semi-annually	5/15/2026	11/15/2001	$35.97	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: *Callable at 100.000% on 5/15/2006 and every coupon date thereafter.

*The Internotes(sm) will be subject to redemption at the option of Bank of America Corporation, in whole, on the Interest Payment Date occurring 5/15/2006 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the InterNotes(sm), plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

**If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

Bank of America Corporation 100 North Tryon Street Charlotte, NC 28255	Trade Date: Monday, May 07, 2001 @12:00 PM ET
Settlement Date: Thursday, May 10, 2001 @03:30 PM ET
Minimum Denomination/Increments: $1000.00/$1000.00
All trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

InterNotes(sm) is the service mark of Incapital, LLC. All rights reserved

Bank of America Corporation $3,000,000,000 InterNotes(sm) Prospectus Dated 22-Jan-01 Page 1 of 1